                                                               EXHIBIT 4.1. (ii)

                               AMENDMENT NO. 1 TO
                           REVOLVING CREDIT AGREEMENT

        This AMENDMENT NO. 1 (this "Amendment"), made as of February 5, 2003 among BARNES GROUP INC., a Delaware corporation with a principal place of business at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011 (the "Borrower"), and FLEET NATIONAL BANK, a national banking association with an office at 100 Federal Street, Boston, MA 02110, as agent for the lenders which are or may become party to the Credit Agreement referred to below (collectively, the "Lenders") (Fleet National Bank, in its capacity as agent for the Lenders, being hereinafter referred to as the "Administrative Agent"), amends that certain Revolving Credit Agreement dated the 14th day of June, 2002 (as amended and in effect from time to time, the "Credit Agreement"), executed by the Borrower, the Lenders, the Administrative Agent, and HSBC Bank USA, KeyBank National Association, Mellon Bank, N.A., and Webster Bank as Co-Documentation Agents (the "Documentation Agents"). Terms not otherwise defined herein which are defined in the Credit Agreement referred to below shall have the respective meanings herein assigned to such terms in the Credit Agreement referred to below.

        WHEREAS, the parties hereto wish to amend certain of the provisions of the Credit Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.      Amendments to Credit Agreement.

        (a) Definitions. Section 1.1 of the Credit Agreement is hereby amended by (i) the deletion of the definition of "Applicable Margin" set forth therein and substituting in lieu thereof the following new definition and (ii) the addition of the following new definition of "Industrial Distribution Business Acquisition":

                "Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the four
(4) consecutive fiscal quarters then ending of the Borrower and its Subsidiaries ending on the last day of the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

                                             BASE        LIBOR
                        LEVERAGE             RATE        RATE         LETTER OF
     LEVEL                RATIO              LOANS       LOANS         CREDIT            COMMITMENT FEE
---------------------------------------------------------------------------------------------------------
       I         Less than to 2.25:1         0.125%      1.250%         1.250%              0.250%
---------------------------------------------------------------------------------------------------------
      II         Less than 2.50:1 but
                 greater than or equal
                 to 2.25:1                   0.250%      1.375%         1.375%              0.300%
---------------------------------------------------------------------------------------------------------
      III        Less than 2.75:1 but
                 greater than or equal
                 to 2.50:1                   0.375%      1.500%         1.500%              0.350%
---------------------------------------------------------------------------------------------------------
      IV         Less than 3.00:1 but
                 greater than or equal       0.500%      1.750%         1.750%              0.375%
                 to 2.75:1
---------------------------------------------------------------------------------------------------------
       V         Greater than or equal       0.625%       2.00%          2.00%              0.450%
                 to 3.00:1
---------------------------------------------------------------------------------------------------------

Notwithstanding the foregoing, the Applicable Margin for the period from the date of Closing until the date of receipt of the Compliance Certificate for the period ending June 30, 2002 shall be Level IV above. If the Borrower fails to maintain a Leverage Ratio of 3.00 or less as evidenced by the Compliance Certificate delivered for the period ending September 30, 2003, the Applicable Margin for Level V above for the period commencing on the next Adjustment Date and thereafter will be increased to 2.25%. If the Borrower fails to deliver any Compliance Certificate pursuant to Section 8.4(c) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above."

                "Industrial Distribution Business Acquisition. The acquisition by the Borrower of Kar Products, LLC ("Kar") pursuant to the Membership Interest and Asset Purchase Agreement dated as of January 15, 2003, by and among the Borrower, Barnes Group Canada Corp., Kar, A. & H. Bolt & Nut Company Ltd., Sunsource Canada Investment Company, GC-Sun Holdings II, L.P., A & H Bolt Holdings, Inc., GC-Sun, Inc., GC-Sun G.P. II, Inc., GC-Sun G.P., Inc. and GC-Sun Holdings, L.P., in which the Borrower purchased (i) certain A. & H. Bolt & Nut Company Ltd. assets for $4.0 million in cash and (ii) the membership interests in Kar Products, LLC, a limited liability company which will guaranty the Obligations and become a directly owned subsidiary of the Borrower, for $74.5 million."

        (b) Section 5.2. Section 5.2 of the Credit Agreement is hereby amended by the addition of the following new subsection:

                "5.2.1. Leverage Ratio Fee. In the event that the Leverage Ratio is not less than 3.10:1 for the four consecutive fiscal quarters ending September 30, 2003, the Borrower shall pay to the Administrative Agent, for the pro rata benefit of the

Lenders, a Leverage Ratio fee (the "Leverage Ratio Fee") on November 29, 2003 in an amount equal to 10 basis points multiplied by each Lender's Commitment."

        (c) Section 8.14. Section 8 of the Credit Agreement is hereby amended by the addition of the following new section:

                "8.14. Amendment of Kar Products, LLC Limited Liability Company Agreement. Within thirty (30) days of the effective date of Amendment No. 1 to the Credit Agreement, the Borrower will amend Section 6.1 of the Second Amended and Restated Limited Liability Company Agreement of Kar Products, LLC in form and substance satisfactory to the Administrative Agent."

        (d) Section 9.3. Section 9.3 of the Credit Agreement is hereby amended by deleting the last paragraph set forth therein and substituting in lieu thereof the following new paragraph:

                "The Investments permitted under clauses (g), (h) and (i)(A) of this Section 9.3 shall be limited as follows: the aggregate dollar amount of such Investments in the form of acquisitions (excluding consideration paid (i) by the issuance of equity of the Borrower, and (ii) in connection with the Industrial Distribution Business Acquisition, so long as the target of the contemplated transaction shall deliver a guaranty of the Obligations in the form of Exhibit E hereof), capital contributions, loans or advances, or their equivalent, net of stock redemptions, capital distributions, proceeds from the sale of new equity of the Borrower (which shall be limited to up to 50% of the net proceeds of any such issuance), loan repayments or advances by such Subsidiaries to the Borrower, shall not at any time exceed 10% of Consolidated Total Assets."

        (e) Section 10.2. Section 10.2 of the Credit Agreement is hereby restated in its entirety as follows:

                "10.2. Leverage Ratio. As of the end of any fiscal quarter, the Borrower will not permit the ratio of Consolidated Total Debt (excluding, for purposes of calculation of the Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the "Leverage Ratio") to be more than the applicable ratio set forth in the table below:

        For the Four Quarters Ending                  Ratio
        ----------------------------                  -----
          6/30/2002 and 9/30/2002                     3.50:1
                12/31/2002                            3.00:1
           3/31/2003 - 9/30/2003                      3.25:1
           12/31/2003 - 3/31/04                       3.00:1
           6/30/04 - Thereafter                       2.75:1"

        2. Ratification. Except as expressly provided for herein, the Credit Agreement and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment shall be read and construed as one instrument.

        3. Representations and Warranties. The Borrower hereby represents and warrants that all representations and warranties as set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof, except for Section 7.4.2 which continues to be true as of the Balance Sheet Date. All such representations and warranties are hereby ratified, affirmed and incorporated herein by reference with the same force and effect as though set forth herein in their entirety.

        4. Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

        (a) The Borrower and the Lenders shall have executed and delivered this Amendment.

        (b) All proceedings in connection with the Industrial Distribution Business Acquisition and all documents incident thereto, including without limitation the guaranties of the Obligations by Kar, shall be reasonably satisfactory in substance and form to the Administrative Agent and its counsel, and the Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

        (c) The Administrative Agent shall have received from the Borrower an amendment fee in an amount equal to 50 basis points multiplied by the individual Commitment of each Lender who has approved this Amendment as of February 5, 2003, for the benefit of such approving Lenders.

        (d) Kar shall have executed and delivered to the Administrative Agent a Guaranty of the Obligations in the form of Exhibit E to the Credit Agreement.

        5. No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise adversely affect any Obligations, any other obligation of the Borrower or any rights of the Lenders consequent thereon.

        6. Counterparts. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

        IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

                                         BARNES GROUP INC.

                                         By:    /s/ William C. Denninger
                                         Name:  William C. Denninger
                                         Title: Senior Vice President, Finance
                                                and Chief Financial Officer

                                         By:    /s/ Lawrence W. O'Brien
                                         Name:  Lawrence W. O'Brien
                                         Title: Vice President, Treasurer

                                         FLEET NATIONAL BANK, individually and
                                         as Administrative Agent

                                         By:    /s/ Deanne M. Horn
                                         Name:  Deanne M. Horn
                                         Title: Director

                                         HSBC BANK USA, individually and as
                                         Co-Documentation Agent

                                         By:    /s/ John V. Raleigh
                                         Name:  John V. Raleigh
                                         Title: Vice President

                                         KEYBANK NATIONAL ASSOCIATION,
                                         individually and as Co-Documentation
                                         Agent

                                         By:    /s/ Lawrence A. Mack
                                         Name:  Lawrence A. Mack
                                         Title: Senior Vice President

                                         MELLON BANK, N.A., individually and
                                         as Co-Documentation Agent

                                         By:    /s/ Nancy E. Gale
                                         Name:  Nancy E. Gale
                                         Title: Vice President

                                         WEBSTER BANK, individually and as
                                         Co-Documentation Agent

                                         By:    /s/ Richard A. O'Brien
                                         Name:  Richard A. O'Brien
                                         Title: Senior Vice President

                                         SUNTRUST BANK

                                         By:    /s/ Heidi M. Khambatta
                                         Name:  Heidi M. Khambatta
                                         Title: Vice President

                                         THE BANK OF NEW YORK

                                         By:    /s/ Kenneth P. Sneider
                                         Name:  Kenneth P. Sneider
                                         Title: Vice President

                                         BANK OF AMERICA, N.A.

                                         By:    /s/ Steve A. Aronowitz
                                         Name:  Steve A. Aronowitz
                                         Title: Managing Director

                                         COMERICA BANK

                                         By:    /s/ Stacey Judd
                                         Name:  Stacey Judd
                                         Title: Account Officer

                                         BANK ONE, NA (Main Office Chicago)

                                         By:    /s/ Jules Panno
                                         Name:  Jules Panno
                                         Title: Director

                                         THE GOVERNOR & COMPANY OF
                                         THE BANK OF IRELAND

                                         By:    /s/ Geraldine Hannon
                                         Name:  Geraldine Hannon
                                         Title: Associate Director

                                         By:    /s/ Tom Hayes
                                         Name:  Tom Hayes
                                         Title: Head of Acquisition Finance